Exhibit 8.2

April 28, 2016

Boards of Directors

Best Hometown Bancorp, Inc.

Home Federal Savings and Loan Association of Collinsville

10 East Clay Street

Collinsville, IL 62234

Ladies and Gentlemen:

You have requested our opinion regarding the Illinois income tax consequences resulting from the conversion of Home Federal Savings and Loan Association of Collinsville (the Bank) from a federal mutual savings association to a federal stock savings association (the Stock Bank) (the Conversion), pursuant to the Plan of Conversion adopted by the Board of Directors of Home Federal Savings and Loan Association of Collinsville (the Plan), dated xxx, 2016, and the integrated transactions described in the Federal Tax Opinion (the Federal Opinion) prepared by Luse Gorman, PC.

Our opinion is limited solely to the Illinois income tax consequences and will not apply to any other taxes, jurisdictions, transactions or issues.

In rendering the opinion set forth below, we have relied on the Federal Opinion of Luse Gorman, PC related to the federal income tax consequences of the Conversion and the Plan, without undertaking to verify the federal tax consequences by independent investigation. Our opinion is subject to the truth and accuracy of certain representations made by you to us and Luse Gorman, PC and the consummation of the proposed conversion in accordance with the terms of the Plan. All capitalized terms used, but not defined herein, shall have the meanings assigned to them in the Plan.

Should it finally be determined the facts and federal income tax consequences are not as outlined in the Federal Opinion, the Illinois income tax consequences and our Illinois Income Tax Opinion may differ from what is contained herein.

Our opinion is based upon the existing Illinois income tax statutes and regulations thereunder, and existing court decisions (collectively, the Current Tax Law), any of which could be changed at any time. Any such changes may be retroactive and could significantly modify the statements and opinions expressed herein. Similarly, any change in the facts and assumptions stated below, upon which this opinion is based, could modify the conclusions. This opinion is as

Boards of Directors

Best Hometown Bancorp, Inc.

Home Federal Savings and Loan Association of Collinsville

April 28, 2016

of the date, hereof, and as of the effective date of the registration statement filed by the Holding Company with the SEC, assuming there is no change in the Current Tax Law or in any of the facts and assumptions set forth in this opinion. We assume no obligation to advise you of any change in any matter considered hereinafter the date hereof. This opinion is being furnished only for you and your respective shareholders who purchase shares in the offering in connection with the Conversion, and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

We opine only as to the matters we expressly set forth, and no opinions should be inferred as to any other matters or as to the tax treatment of the transactions that we do not specifically address. We express no opinion as to laws and regulations of any jurisdictions other than Illinois, or as to factual or legal matters other than as set forth herein.

Discussion Related to Illinois Tax Consequences

Illinois imposes a tax measured by net income on every individual, corporation, trust and estate on the privilege of earning or receiving income in or as a resident of the state [Chapter 35 Illinois Compiled Statutes (ILCS) §5/201(a)]. Additionally, there is imposed on every corporation, partnership and trust the Personal Property Tax Replacement Income Tax, which is measured by net income and is for the privilege of earning or receiving income in or as a resident of the state [ILCS §5/201(c)]. ILCS §5/202 defines “net income” as “base income” allocated or apportioned to Illinois. In the case of a corporation, “base income” is defined as the taxpayer’s taxable income reported for federal taxable income purposes subject to certain modifications [ILCS §5/203(b)(1) and §5/203(e)]. Similarly, “base income” in the case of an individual is defined as the taxpayer’s adjusted gross income as reported for federal income tax purposes subject to the modifications in ILCS §5/203(a)(2) [ILCS §5/203(a)(1) and §5/203(e)]. Illinois statutes do not require a modification to add back gain or loss related to a tax-free reorganization for federal income tax purposes. Except as otherwise expressly provided, Illinois conforms to the most recent version of the Internal Revenue Code [ILCS §5/101(a)(11)].

While Illinois does not broadly incorporate the provisions of Internal Revenue Code (IRC) §381, Illinois statutes reference transactions described in IRC §381(a) in defining the class of transactions in which Illinois net operating losses are transferred from one corporation to another corporation. Specifically, ILCS §5/405(a) provides that in the case of an acquisition of assets of a corporation by another corporation as described in §381(a) of the IRC, the acquiring corporation shall succeed to and take into account, as of the day of distribution and transfer, all Article 2 credits and net losses under ILCS §5/207 of the corporation from which the assets were acquired. In regard to the limitations on carryovers as provided for in IRC §382, Ill., Admin. Code §100.4500(d) states ILCS §5/405 expressly provides no similar limitations apply to the carryforward of Illinois net losses and credits allowed under that section. Illinois does not allow the deduction permitted under IRC §172, nor, for taxable years ending on and after December 31, 1999, does ILCS §5/207 incorporate IRC §172 in determining the manner in which Illinois net losses are carried. Because Illinois does not incorporate IRC §172, the provisions of IRC §381(c)(1) that imposes conditions and limitations on the operation of

Boards of Directors

Best Hometown Bancorp, Inc.

Home Federal Savings and Loan Association of Collinsville

April 28, 2016

IRC §172 do not limit an Illinois net loss deduction [Illinois Dept. of Rev. General Information Letter No. IT 09-0032-GIL, 09/23/2009].

The Federal Opinion states no income or loss shall be recognized for federal income tax purposes by any of the parties participating in the Plan. Therefore, as no income or loss related to the Plan is recognized for federal income tax purposes, and Illinois income tax is based on a taxpayer’s taxable income as reported for federal income tax purposes and there is no modification to adjust such income for income or loss related to a tax-free reorganization for federal income tax purposes, we conclude that the Plan would not result in any gain or loss for Illinois income tax purposes.

Opinions

Accordingly, based upon the facts and representations stated herein as well as the Current Tax Law, it is the opinion of BKD, LLP the following shall be the Illinois income tax consequences of the planned conversion and reorganization:

1.	The Conversion of the Bank from a federal mutual savings association to a federal stock savings association will constitute a reorganization within the meaning of Internal Revenue Code (IRC) §368(a)(1)(F), and no gain or loss will be recognized to either the Bank or to the Stock Bank as a result of such Conversion for federal income tax purposes [Rev. Rul. 80-105, 1980-1 C.B. 78]. The Bank and the Stock Bank will each be a party to a reorganization within the meaning of IRC §368(b) [Rev. Rul. 72-206, 1972-1 C.B. 104]. Similarly, no gain or loss will be recognized by the Bank or the Stock Bank as a result of the Conversion for Illinois income tax purposes [ILCS §5/202; ILCS §5/203(e)].

2.	No gain or loss will be recognized for federal income tax purposes by the Stock Bank on the receipt of money from the holding company in exchange for its shares or by holding company upon the receipt of money from the sale of the common stock [IRC§1032(a)]. Similarly, no gain or loss will be recognized for Illinois income tax purposes by the Stock Bank [ILCS §5/202; ILCS §5/203(e)].

3.	For federal income tax purposes, the assets of the Bank will have the same basis in the hands of the Stock Bank as they had in the hands of the Bank immediately prior to the Conversion [IRC §362(b)]. Similarly, for Illinois income tax purposes, the assets of the Bank will have the same basis in the hands of the tock Bank as they had in the hands of the Bank immediately prior to the Conversion [ILCS §5/202 and ILCS §5/203(e)].

Boards of Directors

Best Hometown Bancorp, Inc.

Home Federal Savings and Loan Association of Collinsville

April 28, 2016

4.	The holding period for federal income tax purposes of the Bank’s assets to be received by the Stock Bank will include the period during which the assets were held by the Bank prior to the Conversion [IRC §1223(2)]. As Illinois adopts the most recent version of the IRC, the holding period for Illinois income tax purposes of the Bank’s assets to be received by the Stock Bank will include the period during which the assets were held by the Bank prior to the Conversion [ILCS §5/101(a)(11)].

5.	No gain or loss will be recognized for federal income tax purposes by the account holders of the Bank upon the issuance to them of withdrawable deposit accounts in the Stock Bank in the same dollar amount and under the same terms as their deposit accounts in the Bank and no gain or loss will be recognized by eligible account holders, supplemental eligible account holders or other members upon receipt by them of an interest in the liquidation account of the Stock Bank, in exchange for their ownership interests in the Bank [IRC §354(a)]. Similarly, no gain or loss will be recognized for Illinois income tax purposes [ILCS §5/202; ILCS §5/203(e)].

6.	For federal income tax purposes, the basis of the account holders’ deposit accounts in the Stock Bank will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefore [IRC §358(a)]. The basis of each eligible account holder’s, supplemental eligible account holders and other member’s interests in the liquidation account of the Stock Bank will be zero, that being the cost of property. Similarly, the basis of the account holders’ deposit accounts in the Stock Bank for Illinois income tax purposes will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefore [ILCS §5/202; ILCS §5/203(e)].

7.	It is more likely than not the fair market value of the nontransferable subscription rights to purchase the common stock will be zero. Accordingly, no gain or loss will be recognized for federal income tax purposes by eligible account holders, supplemental eligible account holders or other members upon the distribution to them of the nontransferable subscription rights to purchase the common stock. No taxable income will be realized by the eligible account holders, supplemental eligible account holders or other members as a result of the exercise of the nontransferable subscription rights [Rev. Rul. 56-572, 1956-2 C.B. 182]. Similarly, no gain or loss will be recognized for Illinois income tax purposes [ILCS §5/202; ILCS §5/203(a)(1); ILCS §5/203(e)].

8.	It is more likely than not that for federal income tax purposes the basis of the common stock to its stockholders will be the purchase price thereof [IRC §1012]. The stockholder’s holding period will commence upon the exercise of the subscription rights [IRC §1223(5)]. As Illinois adopts the most recent version of the IRC, the same result will apply for Illinois income tax purposes [ILCS §5/101(a)(11)].

9.	For purposes of IRC §381, the Stock Bank will be treated as if there had been no reorganization. Accordingly, for federal income tax purposes, the taxable year of the Bank will not end on the effective date of the Conversion merely because of the

Boards of Directors

Best Hometown Bancorp, Inc.

Home Federal Savings and Loan Association of Collinsville

April 28, 2016

transfer of assets of the Bank to the Stock Bank, and the tax attributes of the Bank will be taken into account by the Stock Bank, as if there had been no reorganization [Treas. Reg. §1.381(b)-(1)(a)(2)]. Similarly, for Illinois income tax purposes, the Stock Bank will succeed to and take into account the Illinois net losses of the Bank [ILCS §5/405(a)].

10.	The part of the taxable year of the Bank before the reorganization and the part of the taxable year of the Stock Bank after the reorganization will constitute a single taxable year of the Stock Bank. See Rev. Rul. 57-276, 1957-1 C.B. 126. Consequently, the Bank will not be required to file a federal income tax return for any portion of the taxable year solely by reason of the Conversion. [Treas. Reg. §1.381(b)-1(a)(2)]. For Illinois income tax purposes, a person’s taxable year is the same as it is for federal income tax purposes. Therefore, the Bank will not be required to file an Illinois income tax return for any portion of the taxable year solely by reason of the Conversion [ILCS §5/401].

11.	For federal income tax purposes, the tax attributes of the Bank enumerated in IRC §381(c) will be taken into account by the Stock Bank [Treas. Reg. Section 1.381(b) 1(a)(2)]. For Illinois income tax purposes, the Stock Bank will take into account the Illinois net losses of the Bank [ILCS §5/405(a)]. Such losses will not be limited by the conditions and limitations provided for in IRC §381(c)(1)(B) [Illinois Dept. of Rev. General Information Letter No. IT 09-0032-GIL, 09/23/2009.]. Finally, the Stock Bank will take into account the other tax attributes of the Bank for Illinois income tax purposes as it has adopted the most recent version of the IRC.

If any of the facts contained in this opinion letter change, it is imperative we be notified in order to determine the effect on the Illinois income tax consequences, if any.

Consent

We hereby consent to the filing of the opinion as an exhibit to the Registration Statement on Form S-1 of the holding company as filed with the Securities and Exchange Commission with respect to the Conversion and as an exhibit to the Form AC, Application for Approval of Conversion as filed with the Office of the Comptroller of the Currency, and Application H-(e)1 as filed with the Board of Governors of the Federal Reserve System (the Filings) with respect to the Conversion, as applicable. We also consent to the references to our firm in the prospectus, which is a part of the Registration Statement and the Filings.

Sincerely,

/s/ Douglas E. Born, CPA

Douglas E. Born, CPA

Partner